6/15/98

InterWest Bancorp, Inc. Completes Merger With Pacific Northwest Bank

Oak Harbor, WA -- June 15, 1998 -- InterWest Bancorp, Inc., (NASDAQ: IWBK) today announced that its merger transaction with Pacific Northwest Bank has been completed with an effective date of June 15, 1998.

Pacific Northwest Bank, headquartered in Seattle, Washington will remain a separate entity under the InterWest Bancorp, Inc. holding company, whose banking subsidiaries include InterWest Bank and First National Bank of Port Orchard. Patrick M. Fahey will join InterWest Bancorp's Board of Directors and be appointed Vice Chairman, Commercial Banking for the holding company.

Pacific Northwest Bank is a leading financial services provider specializing in meeting the needs of professionals and small-to-medium size businesses through its four offices located in Seattle, Bellevue, Kent and Lynnwood, Washington. The combined operation will have assets exceeding $2.3 billion and will have 46 offices located in 13 counties throughout Western and Central Washington.

Under the terms of the agreement, each outstanding share of Pacific Northwest Bank common stock will be automatically converted into shares of InterWest Bancorp, Inc. common stock. The merger will be accounted for as a pooling of interests by InterWest under generally accepted accounting principles.

6/16/98

InterWest Bancorp, Inc. Completes Merger With Pioneer Bancorp

Oak Harbor, WA -- June 16, 1998 -- InterWest Bancorp, Inc., (NASDAQ: IWBK) today announced that its merger transaction with Pioneer Bancorp of Yakima, Washington has been completed with an effective date of June 16, 1998.

Pioneer Bancorp's subsidiary, Pioneer National Bank, will remain a separate entity under the InterWest Bancorp, Inc. holding company. The holding company's banking subsidiaries include: InterWest Bank, First National Bank of Port Orchard and Pacific Northwest Bank. Pioneer National Bank, an SBA preferred lender, maintains a strong commitment to commercial and residential lending, as well as community banking. Pioneer National Bank operates four offices in Yakima County and one in Benton County. The combined operation will have assets exceeding $2.4 billion and will have 51 offices located in 15 counties throughout Western and Central Washington.

Under the terms of the agreement, each outstanding share of Pioneer Bancorp common stock will be automatically converted into shares of InterWest Bancorp, Inc. common stock. The merger will be accounted for as a pooling of interests by InterWest under generally accepted accounting principles.